Exhibit 10.6

BUILD-A-BEAR WORKSHOP, INC.
2016 PERFORMANCE OBJECTIVES FOR CHIEFS

1.     On March 7, 2016, the Compensation and Development Committee (the “Committee”) established the 2016 performance objectives as set forth herein, with respect to the award of cash bonuses to the Chiefs under the Build-A-Bear Workshop, Inc. (the “Company”) Third Amended and Restated 2004 Stock Incentive Plan.

2.     Cash Bonuses. The performance objectives relative to awards of cash bonuses are as follows:

(a)

The Base Bonus Calculation for the following Chiefs for 2016 is determined by multiplying the Base Bonus Payout by the Chief’s eligible base salary in effect on the date of adoption of these performance objectives, as modified by any adjustment made during the first quarter of 2016.

Chief	Base Bonus Payout
Sharon Price John	100%
Gina Collins	50%
Darlene Elder	50%
Eric Fencl	50%
J. Christopher Hurt	50%
Jennifer Kretchmar	50%
Voin Todorovic	50%

(b)

The cash bonus, if any, to be paid to the respective Chief will be calculated by multiplying the applicable Percentage of Base Bonus Calculation set forth in Item 2(b)(3) below, based on Consolidated Net Income for Fiscal Year 2016 times the Base Bonus Calculation determined pursuant to Item 2(a) above.

(1)	(2)	(3)
Achievement Level	Consolidated Net Income	Percentage of Base Bonus Calculation
Threshold	$13,155,000	50%
Target	$14,420,000	100%
Maximum	$17,000,000	200%

(c)

The calculation of cash bonuses will be interpolated to reflect Consolidated Net Income results which fall within any of the defined Achievement Levels set forth in Item 2(b) above. The interpolation will be calculated in accordance with the methodology set forth in the Build-A-Bear Workshop 2016 Bonus Plan (in effect as of the date of adoption of these performance objectives), in the sole discretion of the Committee. Such discretion shall include the ability to reduce the otherwise applicable Percentage of Base Bonus Calculation for each Achievement Level. However, in no event shall the exercise of such discretion increase the amount of compensation payable above the maximum Percentage of Base Bonus Calculation for each Achievement Level.

(d)	The “Percentage of Base Bonus Calculation” shown in Item 2(b) is the same for all Chiefs at each designated Achievement Level.

(e)

Awards paid pursuant to this 2016 Performance Objectives for Chiefs are intended to qualify as performance based compensation set forth in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations.

3.     For these purposes, the aforementioned terms shall have the following meaning:

(a)	“Consolidated Net Income” means the Net Income reported on the Company’s consolidated statements of operations for the Fiscal Year.

(b)

In the event of a financial restatement impacting Consolidated Net Income, after a cash bonus has been paid, the Company shall recover from the recipient of such cash bonus, the applicable amount of the cash bonus which should not have been paid, based on the restatement of Consolidated Net Income, plus interest at the rate determined by the Committee, from the time Company made such cash bonus payment to the recipient until its recovery thereof. The recovery of any cash bonus paid pursuant to this 2016 Performance Objectives for Chiefs shall be made in accordance with the terms of any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s Common Stock is then-listed, to the extent that such policy would apply to such cash bonuses.